                                                         Exhibit 99.1

News Release
NYSE: MYE

Contact:
Gregory J. Stodnick
Vice President, Finance and Chief Financial Officer
(330) 253-5592

MYERS INDUSTRIES REPORTS SECOND QUARTER
AND SIX MONTH RESULTS

FOR IMMEDIATE RELEASE: July 24, 2003, Akron, Ohio--Myers Industries, Inc. (NYSE: MYE) today reported that net sales for the second quarter ended June 30, 2003 were $168,964,147, an increase of 10 percent from the $153,095,622 reported a year ago. Net income was $3,276,258, a decrease of 52 percent compared to $6,801,442 last year. Net income per share was $.11, a decrease of 52 percent from $.23 in the second quarter last year. Favorable foreign currency translation, mainly on the strength of the euro, increased second quarter sales by $8.4 million, or 6 percent and net income by $256,000, or $.01 per share.

For the six months ended June 30, 2003, net sales of $332,184,401 increased 10 percent from the $302,034,259 reported in the first half of 2002. Net income was $10,468,095, a decrease of 38 percent compared to $16,847,765 in 2002. Net income per share was $.35, down 38 percent from $.56 in the same period last year. Favorable foreign currency translation increased sales for the six months by $15.6 million, or 5 percent and net income by $476,000, or $.02 per share.

Stephen E. Myers, President and Chief Executive Officer, stated, "We are encouraged by the continued improvement in unit sales, despite the lingering weakness of the economy in general and the industrial sector in particular. However, as we indicated in our June 13 news release, substantially higher costs for plastic raw materials and pricing pressures in the markets for our plastic products are depressing profitability."

Business Segment Overview
In the manufacturing segment, sales increased 12 percent for both the second quarter and the six months, compared to last year's results. Favorable foreign currency translation accounted for approximately half of the increase. Demand for the Company's material handling and horticulture products remained strong, with several markets experiencing growth.

The costs for the Company's primary raw materials, high-density polyethylene and co-polymer polypropylene plastic resins, were approximately 50 percent higher on average compared to the second quarter of 2002, and approximately 40 percent higher compared to the first half of last year. Competitive conditions and overcapacity in the market during this weak economic period forced product pricing concessions in some markets, making it difficult to offset the higher raw material costs. Gregory J. Stodnick, Vice President, Finance and Chief Financial Officer, said, "While resin cost comparisons for the second quarter and first half were very unfavorable versus last year, resin prices softened in the later part of June."

In the distribution segment, sales increased 6 percent for the quarter and 3 percent for the six months, compared to the same periods last year. Increased demand for tire service in the Company's markets strengthened sales of consumable service supplies.

Initiatives to achieve permanent cost reductions and improve operating efficiencies continue to be implemented across the Company's business segments. "While the short term is challenging, we expect over the long run to realize benefits from new productivity enhancements and cost control programs," Stodnick said.

Debt Reduction
The Company repaid $9.0 million in debt during the second quarter, offsetting the additional borrowings made in the first quarter which funded increased accounts receivable from sales growth. At June 30, 2003, total debt outstanding was $233.6 million, compared with $247.7 million at the same time last year and $232.9 million at the beginning of 2003. Debt as a percentage of total capitalization was 46 percent at June 30, 2003, compared with 50 percent at June 30, 2002 and 48 percent at the beginning of 2003.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers has 25 manufacturing facilities in North America and Europe, 42 domestic and five international distribution branches, more than 20,000 products, and more than 4,000 employees. Visit www.myersind.com to learn more.

Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to materially differ from those expressed or implied. Any statement that is not of historical fact may be deemed to be a forward-looking statement. Myers Industries does not undertake to update any forward-looking statements contained herein.

Myers Industries, Inc.
Condensed Statement of Consolidated Income
	Quarter Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net Sales	$168,964,147	$153,095,622	$332,184,401	$302,034,259
Cost of Sales	119,240,566	101,364,468	228,617,550	195,804,741

Gross Profit	49,723,581	51,731,154	103,566,851	106,229,518
Operating Expenses	41,930,011	37,529,565	81,867,732	72,117,910

Operating Income	7,793,570	14,201,589	21,699,119	34,111,608
Interest expense	2,661,312	2,975,147	5,164,024	6,017,843

Income Before Income Taxes	5,132,258	11,226,442	16,535,095	28,093,765
Income Taxes	1,856,000	4,425,000	6,067,000	11,246,000

Net Income	$3,276,258	$6,801,442	$10,468,095	$16,847,765

Net Income Per Share*	$.11	$.23	$.35	$.56

Average Shares Outstanding	30,104,277	29,945,109	30,094,844	29,891,628

Condensed Statement of Financial Position
As of June 30, 2003 and 2002

		2003	2002

Assets
Current Assets		$210,105,416	$200,406,173
Other Assets		219,467,350	205,080,811
Property, Plant, and Equipment		185,499,424	189,083,858

		$615,072,190	$594,570,842

Liabilities and Shareholders' Equity
Current Liabilities		$111,780,148	$105,554,900
Long Term Debt		208,008,483	229,769,835
Deferred Income Taxes		18,989,973	13,890,410
Shareholders' Equity		276,293,586	245,355,697
	$615,072,190		$594,570,842
		$615,072,190	$594,570,842

*Adjusted for a five-for-four stock split distributed in August 2002.

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1293 South Main Street• Akron, Ohio 44301• (330) 253-5592 • Fax: (330) 761-6166